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                                                                   EXHIBIT 10(w)

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement") is made as of the 31 day of July, 2003 by and between AIL SYSTEMS, INC., a Delaware corporation ("Seller"), and DEER PARK ENTERPRISE, LLC, a New York limited liability company ("Buyer").

                                WITNESSETH THAT:

         In consideration of Ten Dollars ($10.00) and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                   Article I

                                Purchase and Sale

         1.1. Real Property. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, upon and subject to the terms and conditions set forth in this Agreement, those certain tracts or parcels of land situated in Deer Park, County of Suffolk and State of New York, as more fully described in Exhibit "A" attached hereto and made a part hereof, together with all improvements located thereon, the appurtenances and hereditaments thereunto belonging (all of which are collectively referred to herein as the "Property"), but specifically excluding any and all personal property of Seller in or at the Property.

         1.2. Purchase Price. The full purchase price for the Property is TWENTY NINE MILLION and No/100 ($29,000,000.00) DOLLARS (the "Purchase Price").

         1.3. Payment. The Purchase Price shall be payable as follows, the payment of which is concurrent with the obligation to convey the Property by Seller to Buyer at the Closing (hereinafter defined):

                  (a) ONE MILLION and No/100 ($1,000,000.00) DOLLARS (the "Deposit") to be deposited with Escrowee (hereinafter defined) upon execution by Buyer of this

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Agreement as provided in Section 1.4(b) below, to be held and disbursed in accordance with this Agreement;

                  (b) TWENTY ONE MILLION and No/100 ($21,000,000.00) DOLLARS at the Closing (as hereinafter defined), subject to prorations and adjustment pursuant to Section 1.6 below and in order to reflect the expenses of Closing described in this Agreement, by wire transfer(s) of federal funds immediately available in bank accounts designated by Seller.

                  (c) SEVEN MILLION ($7,000,000.00) DOLLARS by Buyer delivering to Seller the purchase money mortgage and note in the form annexed hereto as Exhibit "B" (the "PM Mortgage").

         l.4. Escrow. The escrow of the Deposit shall be subject to the following provisions:

                  (a) Seller and Buyer hereby appoint Esanu Katsky Korins & Siger, LLP ("Escrowee") to serve as Escrowee pursuant to the terms of this Agreement.

                  (b) Buyer shall pay the Deposit by an unendorsed check subject to collection, drawn on a bank which is a member of the New York Clearing House Association, payable to the order of and delivered to Escrowee. Escrowee shall deposit the Deposit in an interest-bearing bank account at JP Morgan Chase Bank, but Escrowee shall have no obligation to obtain any specific interest rate on the Deposit. Any party that shall receive interest on the Deposit shall be responsible for payment of any applicable income taxes thereon. The tax identification numbers of the parties are set forth opposite their signatures to this Agreement. Any party entitled to receive interest on the Deposit shall furnish an executed and completed IRS Form W-9 to Escrowee prior to delivery of such interest.

                  (c) If this transaction shall not close as a result of Buyer's default hereunder, then, in such event, the Deposit and any accrued interest on the Deposit shall be delivered to Seller as and for liquidated damages within ten (10) days following written demand by Seller, with a copy to be delivered to Buyer, provided Buyer shall have failed to object to the release within five (5) days following receipt of such demand by Seller. It is understood that since it would be impossible to ascertain the amount of damages in the event of such default by

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Buyer, the parties agree that the Deposit plus interest thereon would constitute a fair and reasonable sum to cover such damages.

                  (d) The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience and that Escrowee shall not be deemed to be the agent or trustee for either of the parties except that Seller shall bear the responsibility for any loss of the Deposit due to the wrongful acts of Escrowee.

                  (e) Escrowee shall not be liable to either of the parties for any mistake of fact or of law or error of judgment or any act or omission of any kind unless it involves willful misconduct or gross negligence on the part of Escrowee. Without limiting the generality of the foregoing, Escrowee shall not be responsible or liable in any manner whatsoever for (i) the sufficiency, correctness, genuineness, or validity of any check or other instrument delivered to it, (ii) the form of execution of any such instruments, (iii) the identity, authority or rights of any person executing or delivering any such instrument,
(iv) the terms and conditions of any instrument pursuant to which the parties may act, (v) any loss of interest resulting from a delay in investing or reinvesting the Deposit and (vi) any loss resulting from, in connection with, or arising from the deposit or investment of the Deposit as provided herein, including, but not limited to, the failure, refusal or inability of any institution with which the Deposit has been deposited or invested to repay any portion of the principal amount of or any interest accrued on the Deposit.

                  (f) Seller and Buyer, jointly and severally, hereby indemnify and hold Escrowee harmless from and against all costs, claims, losses, liabilities and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection with or arising from the performance of Escrowee's duties hereunder, except with respect to acts or omissions involving willful misconduct or gross negligence on the part of Escrowee, and provided that Escrowee shall not charge any fees for the performance of its services in the ordinary course. Such indemnity shall survive the Closing or termination of this Agreement.

                  (g) Notwithstanding anything to the contrary contained herein, Buyer agrees that Esanu Katsky Korins & Siger, LLP may represent Seller as Seller's counsel in any

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action, suit or other proceeding between Seller and Buyer, or in which Seller and Buyer may be involved.

                  (h) No change or termination of this Agreement affecting the rights, duties or liabilities of Escrowee shall be binding upon Escrowee unless agreed to in writing by Escrowee.

                  (i) At the Closing, the Deposit together with any interest earned thereon shall be paid by Escrowee to Seller, and Buyer shall receive a credit against the Purchase Price in the amount of the Deposit and any interest accrued thereto. If Buyer is entitled to the return of the Deposit pursuant to the terms hereof, then Buyer shall be entitled to the interest earned thereon. Escrowee shall deliver or cause the institution holding the Deposit to deliver a 1099 to the party that actually receives or receives credit for any interest which accrued to the Deposit.

         l.5. Closing. The closing (the "Closing") shall take place on or before September 26, 2003 (the "Closing Date"). Buyer shall be entitled to a one time adjournment of the Closing, upon notice to Seller given no later than September 25, 2003, to a date no later than October 13, 2003, with time being of the essence with respect to Buyer's obligation to close on such adjourned Closing Date. The Closing shall occur in the offices of Esanu Katsky Korins & Siger, LLP, 605 Third Avenue, 16th Floor, New York, New York 10158 or at the offices of Buyer's lender provided such lender is located in the New York City Metropolitan area, or such other place as Seller and Buyer may select.

         l.6. Adjustments.

                  (a) Except as otherwise provided herein, all adjustments shall be made in accordance with the "Customs in Respect to Title Closings" adopted by the Real Estate Board of New York, Inc. As Seller and Buyer are entering into the Lease (hereinafter defined), there shall be no adjustments at the Closing and the following are to be prorated as of 12:0l a.m. on the expiration date of the Lease (the "Delivery Date") with respect to the Property:

                           (i) Real estate taxes assessed against the Property
for the calendar or fiscal year for which assessed, including town, village and school taxes;

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                           (ii) Water charges and sewer charges, based on the
fiscal period for which assessed;

                           (iii) Fuel and other utilities;

                           (iv) Any pre-paid charges incurred with respect to
the Property; and

                           (v) All other adjustments which are usual and
customary for similar sales of like properties in the area of the Property.

                  (b) If the Delivery Date shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, subject to further and final adjustment when the tax rate is fixed for the year in which the Delivery Date occurs.

                  (c) In the event there is any error in the computation of the adjustments pursuant to this Section 1.6, Seller and Buyer agree to readjust to correct such error after the Delivery Date.

                  (d) The parties agree that the provisions of this Section 1.6 shall survive the Closing and the Delivery Date.

         1.7. Assessments. If on the Delivery Date, the Property shall be or shall have been affected by an assessment or assessments which are first assessed against the Property on or after the date hereof and which are or may become payable in installments, then for the purposes of this Agreement, Seller shall be responsible for the unpaid installments of any such assessment or assessments which are due and payable prior to the Delivery Date and Buyer shall be responsible for any unpaid installments which are to become due and payable after the Delivery Date (apportioned in the same manner as real estate taxes based upon the acreage of the Property).

         1.8. Environmental Due Diligence.

         (a) Commencing on the date hereof and through and including August 31, 2003 (the "Inspection Period"), Buyer, its employees and agents and the Consultant (defined below) shall have reasonable access to the Property at all reasonable times during normal business hours, for the purpose of environmental inspections and tests, provided that (i) Buyer must give

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Seller at least two (2) business days' prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller's prior written consent (which consent shall not be unreasonably withheld or delayed), (ii) at the time of such notice set forth in (i), Buyer must describe the purpose of such entry, the identity of the persons who will be entering the Property and the expected duration of such entry, (iii) prior to performing any inspection or test, Buyer must deliver a certificate of insurance to Seller evidencing that Buyer and its contractors, agents and representatives have in place $2,000,000 of comprehensive general liability insurance and workers' compensation insurance for its activities on the Property covering any claims arising in connection with the presence of Buyer, its contractors, agents and representatives on the Property, which insurance shall name Seller as an additional insured thereunder, and (iv) all such tests shall be conducted by Buyer in compliance with Buyer's responsibilities set forth in this Section 1.8. Buyer's environmental investigations shall consist of Phase I and Phase II environmental reviews and inspections of the Property to be conducted by the FPM Group and Hygenix, Inc. (collectively, the "Consultant"), including (without limitation) taking soil and water samples from the Property and inspection for the presence of asbestos. Buyer's Phase II inspections shall be coordinated with Seller and conducted in a manner that will not interfere with Seller's use and occupancy of the Property. Buyer shall bear the cost of all such inspections or tests; provided, however, that if Buyer terminates this Agreement as provided in subsection (b)(i) below, Seller shall reimburse Buyer for all of Buyer's out-of-pocket costs paid or incurred in connection with any Phase II environmental inspections of the Property and the Report (defined below), unless Buyer terminates this Agreement because it cannot obtain the environmental insurance hereinafter described, in which case Buyer shall not be entitled to any reimbursement of such costs, and shall only be entitled to a return of the Deposit and any interest accrued thereon. In the event Buyer does not terminate this Agreement at the end of the Inspection Period as provided in subsection (b)(i) below, Buyer shall continue to be afforded access to the Property on reasonable advance telephone notice to Seller. Seller shall execute all reasonably acceptable manifests required for the disposal of any wastes derived from Buyer's inspections as set forth herein.

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         (b) (i) In the event that (1) the final reports by the Consultant
(individually and collectively, the "Report") indicate any Environmental Condition (hereinafter defined) exclusive of asbestos containing materials, which Environmental Condition is reasonably estimated to require a period in excess of two (2) years from the Closing to obtain Material Closure (hereinafter defined), or (2) Buyer cannot obtain environmental insurance satisfactory to Buyer, Buyer shall have the option, in Buyer's sole discretion, to either (A) to require Seller to remediate the Environmental Condition at Seller's sole cost and expense, provided, however, that Seller shall have no obligation with respect to any groundwater contamination that originated off-site, or (B) terminate this Agreement by written notice to Seller (the "Environmental Termination Notice"), which Environmental Termination Notice must be sent no later than the earlier to occur of (1) twenty five (25) business days after Buyer's receipt of the Report, and (2) the last day of the Inspection Period. If this Agreement is terminated by Buyer pursuant to this subparagraph 1.8(b)(i), Buyer shall be entitled to a return of the Deposit and any interest accrued thereon. Notwithstanding anything to the contrary contained herein, if Buyer terminates this Agreement because it cannot obtain the environmental insurance described above, Buyer shall not be entitled to any reimbursement of its costs in connection with this Agreement or the Property, and shall only be entitled to a return of the Deposit and any interest accrued thereon.

                  (ii) In the event that every Environmental Condition indicated in the Report is reasonably estimated to require a period of less than two (2) years from the Closing to obtain Material Closure, and Buyer is able to obtain environmental insurance to its satisfaction (or if Buyer waives the requirement that it obtain such insurance) Buyer shall have no right to terminate this Agreement. Closure of any Environmental Condition shall be performed in accordance with the terms and condition of this Agreement.

                  (iii) Notwithstanding anything to the contrary contained herein, it is specifically acknowledged and agreed that upon taking title to the Property Buyer shall be responsible for and assume all costs for the removal or abatement of any and all asbestos containing materials which may be located thereon, and (1) Seller shall have no obligations with

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respect thereto (except as may be specifically set forth herein), and (2) Buyer shall have no right to exercise its termination right as set forth in subsection
(i) above as a result of any asbestos containing materials at the Property.

                  (iv) In the event that the parties cannot agree whether Material Closure for an Environmental Condition will be obtained within two (2) years from Closing, the parties shall submit the matter to an independent environmental consultant reasonably acceptable to both Seller and Buyer. Seller and Buyer each agree to accept the reasonably expected time for Material Closure of an Environmental Condition as determined by such independent environmental consultant.

                  (v) Buyer represents that, to its knowledge, based upon the reports and tests received by it through July 23, 2003, there is no Environmental Condition at the Property which would give rise to Buyer's right to terminate this Agreement pursuant to this Section 1.8(b).

                  (vi) Buyer shall, no later than the last day of the Inspection Period, deliver to Seller a list of any Due Diligence Environmental Conditions (hereinafter defined).

         (c) Buyer acknowledges that any Property information made available to it is proprietary and confidential and will be delivered to Buyer solely to assist Buyer in determining the feasibility of purchasing the Property. Buyer shall not use the information for any purpose other than as set forth in the preceding sentence. Buyer shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Buyer's acquisition of the Property, including without limitation Buyer's insurance broker, attorneys, consultants, prospective lenders and prospective insurance companies, and who have agreed to preserve the confidentiality of such information as required hereby (collectively, "Permitted Outside Parties"). At any time and from time to time, within two (2) business days after Seller's request, Buyer shall deliver to Seller a list of all parties to whom Buyer has provided any Property information. Buyer shall not divulge the contents of any Property information except in strict compliance with the confidentiality standards set forth in this subsection and as may be required by law. In permitting Buyer to review the Property information, Seller has not waived

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any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

         (d) In conducting any inspections, investigations or tests of the Property, Buyer and its agents and representatives shall: (i) not disturb the Seller, or interfere with its use of the Property; (ii) not interfere with the operation and maintenance of the Property; (iii) not unreasonably disturb or damage any part of the Property or any personal property owned or held by Seller or any third party; (iv) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or its guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (vii) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Property resulting directly or indirectly from any such inspection or tests; and (ix) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in subsection (c) above, or except as may be otherwise required by law.

         (e) Buyer shall be responsible for any damage to the Property or other property or any injury to any third party caused by the presence of, or any inspections or investigations undertaken prior to, on or after, the date hereof, by Buyer or its agents, employees or contractors, and Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, costs, damages, liabilities and expenses (including reasonable attorneys' fees and disbursements, court costs and claims of personal injury and damage to property) arising out of Buyer's inspections or tests under this Agreement or any violation of the provisions of Section 1.8, provided, however, that Buyer shall not be responsible for or be obligated to indemnify Seller against damages or injuries arising out of any Environmental Condition disclosed in the Report. Buyer's obligations under this subsection 1.8(e) shall survive the termination of this Agreement and shall survive the Closing.

         (f) As additional consideration for the transaction contemplated in this Agreement, Buyer must provide to Seller, immediately following the receipt of same by Buyer,

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copies of the Report and copies of any and all reports, tests or studies resulting from the Report (but not any interim drafts of any such related reports, tests or studies) and any amendments of or addenda to any of the foregoing; provided, however, Buyer shall have no obligation to cause any such tests or studies to be performed on the Property nor shall Buyer be deemed to have represented or warranted the accuracy of any of the information contained in the Report or any related reports, tests or studies and Buyer shall have no responsibility or liability with respect to the Report or any related reports, tests or studies. In the event this Agreement is terminated, then notwithstanding anything contained herein to the contrary, Seller, but not Buyer (unless required by law or in connection with any litigation involving this Agreement), shall have the right to provide copies of the Report and any related materials to third parties, provided that Seller shall indemnify and hold Buyer harmless from any liability arising from Seller's so providing the Report or any related materials to third parties (unless such materials were provided if required by law or in connection with any litigation involving this Agreement). It is expressly understood and agreed by Seller that the provision of the Report and any related materials to Seller as provided hereby shall not constitute, nor be construed to constitute, a waiver by Buyer of the attorney-client privilege or the work product privilege that may attach to any of the underlying documents, drafts, reports, communications, tests, correspondence and otherwise respecting the Report.

         (g) Notwithstanding anything to the contrary contained in Section 1.8(c)(i), Seller agrees that Buyer may contact the New York State Department of Environmental Conservation and other appropriate Governmental Authorities to obtain documentation about the current status of the Property. Seller shall be given reasonable advance notice of any such contacts and shall be entitled to participate in any meetings and discussions between Buyer and agency personnel. The foregoing shall not be construed to permit Buyer to discuss any findings of the Report with any Governmental Authority and Buyer shall have no right to discuss the findings of the Report with any Governmental Authority, it being agreed and understood that any Environmental Condition or other findings of the Report shall be governed by the provisions of Article IV hereof.

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                                   Article II
                     Permitted Exceptions, Representations,
                      Warranties, Covenants and Conditions

         2.l. Permitted Exceptions. The Property is being conveyed subject to the following:

         (a) Zoning regulations and ordinances of the city, town or district in which the Property lies.

         (b) Such state of facts as shown on (1) the survey of the Property, dated August 5, 2002 and prepared by America Engineering Services (the "New Survey"), and (2) any new state of facts as would be shown on an update of the New Survey, provided that such new state of facts would not materially (i) impair the existing ingress and egress to the Property, or (ii) interfere with Buyer's intended use of the Property.

         (c) The exceptions listed on and described in the schedule annexed hereto as Exhibit "C".

         The items set forth in (a) through (c) above are hereinafter referred to as the "Permitted Exceptions".

         2.2. Seller's Representations.

         (a) Seller represents and warrants to Buyer that as of the date hereof and, except as provided below, as of the Closing Date:

                  (i) Seller is a corporation duly organized and validly existing under and by virtue of the laws of the State of Delaware and is duly authorized to do business in the State of New York;

                  (ii) Seller has full power and authority to consummate the sale of the Property as contemplated hereby. The execution and delivery of this Agreement by Seller has been duly authorized, constitutes a legal, valid and binding obligation of Seller, and does not violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller is subject. All documents executed by Seller which are to be delivered to Buyer at the

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Closing will be duly authorized, executed and delivered by Seller and will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject;

                  (iii) Seller has not granted any right or option to acquire any interest in the Property to any other party;

                  (iv) Seller has not entered into any leases or granted any rights of occupancy or all or any part of the Property except as shown on Exhibit "D" hereto and the Property shall be delivered vacant and free of any leases, subleases, license agreements or occupants other than as provided for under the Lease and as shown on Exhibit "D";

                  (v) Seller is not a foreign person within the meaning of
Section 1445 of the Internal Revenue Code and will deliver to Buyer an affidavit to that effect at Closing as required pursuant to Section 1445 of the Internal Revenue Code;

                  (vi) Seller has received no written notice of any pending litigation with respect to the Property based upon Seller's acts, which would impair Seller's ability to convey the Property to Buyer pursuant to this Agreement; and

                  (vii) As of the date hereof only, there are no pending or threatened (by written notice to Seller) condemnation proceedings affecting the Property or any part thereof.

                  (viii) As of the date hereof, there are no proceedings pending to obtain a reduction in real estate taxes applicable to the Property.

                  (ix) Seller shall keep the Property insured against casualty prior to the Closing in an amount of not less than $29,000,000 (which insurance policy is sometimes referred to herein as the "Casualty Insurance Policy").

                  (x) At Closing there will be no service agreements or other contracts which Buyer will be obligated to assume or pay for nor shall Buyer be obligated to hire or pay any termination benefits for any employee of Seller involved in the operation or maintenance of the Property.

                  (xi) Seller has no knowledge of any Environmental Claims (as defined in Article IV) (a) against Seller in respect of the Property, or (b) concerning the Property.

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                  (xii) At Closing there shall be no litigation pending against
Seller or the Property which would have a material impact upon Buyer or the Property after the Closing.

         If any representation or warranty made by Seller pursuant to this Paragraph 2.2(a), other than the representation in subsection (vi) (provided Buyer's title insurance company omits any exception with respect to such litigation) is not true in any material way, then in such event Buyer's sole and exclusive remedy shall be to cancel this Agreement by giving notice to Seller prior to the Closing, and this Agreement shall be deemed terminated as of such delivery, in which event the Deposit, together with interest earned thereon shall be returned to Buyer.

         2.3. Buyer's Representations.

         (a) Buyer represents and warrants to Seller that:

                  (i) Buyer is a limited liability company duly organized and validly existing under and by virtue of the laws of the State of New York;

                  (ii) Buyer shall have made an independent investigation of the Property and as of the end of the Inspection Period, shall have examined the environmental condition of the Property. Seller has not made nor has Buyer relied upon any representation, warranty or promise with respect to the condition, value or state of repair of the Property, except as specifically set forth in this Agreement. Buyer agrees to accept the Property in its condition as it may exist at the date hereof, subject to reasonable wear and tear, unrestored condemnation as permitted by this Agreement, and unrepaired casualty damage as permitted by this Agreement. Without limiting the generality of the foregoing, Buyer has not relied on any representations or warranties, and Seller has not made any representations or warranties, in either case, express or implied, except as expressly set forth herein, as to (a) the current or future real estate tax liability, assessment or valuation of the Property; (b) the potential qualification of the Property for any benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, financing, or any other benefits, whether similar or dissimilar to those enumerated; (c) the compliance of the Property, in its current or any future state, with applicable zoning ordinances and the ability to obtain a variance with respect to the Property and possible noncompliance with any zoning ordinance or the existence of development rights; (d) the

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availability of any financing for the purchase, alteration, rehabilitation or operation of the Property from any source, including but not limited to state, city or federal governments or any institutional lenders; or (e) the current or future use of the Property. Seller is not liable or bound in any manner by any verbal or written statements, representations, real estate brokers' "setups" or information pertaining to the Property furnished by any real estate broker, agent, employee, or other person, unless the same are specifically set forth herein as a representation of Seller. The acceptance by Buyer of the Deed (hereinafter defined) conveying the Property shall constitute an acknowledgment by Buyer that all obligations of Seller set forth in this Agreement have been discharged in full, and upon such acceptance, Seller shall be released from any and all obligations set forth in this Agreement, except only such obligations, if any, which shall, pursuant to the express provisions of this Agreement, survive the Closing hereunder; and

                  (iii) The execution and delivery of this Agreement by Buyer has been duly authorized, constitutes a legal, valid and binding obligation of Buyer, and does not violate any provision of any agreement or judicial order to which the Buyer is a party or to which Buyer is subject. All documents executed by Buyer which are to be delivered to Seller at the Closing will be duly authorized, executed and delivered by Buyer and will not violate any provisions of any agreement or judicial order to which the Buyer is a party or to which Buyer is subject.

         2.4. Delivery of Deed and PM Mortgage.

         (a) At the Closing, Seller shall deliver to Buyer, in addition to the other items referred to elsewhere in this Agreement, a statutory form of bargain and sale deed (the "Deed") without covenants against grantor's acts, in the form of Exhibit "E" annexed hereto, which shall be duly executed and acknowledged, conveying to Buyer title in fee simple to the Property, free and clear of all liens and encumbrances, except for the Permitted Exceptions. All documentary stamps, recordation taxes, transfer taxes and any other taxes or charges required to be paid to the State of New York or any governmental subdivision thereof in connection with the execution, delivery and recordation of the Deed shall be paid by Seller at Closing. Seller shall prepare and Seller and Buyer shall execute the New York State Real Property Transfer Tax Return form TP-584 at Closing. Buyer shall pay the costs of title search, title insurance and updating the survey,

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if Buyer elects to update the survey. If Buyer procures a mortgage in connection with its purchase hereunder, Buyer shall pay any mortgage recording taxes and filing fees in connection therewith. The parties also shall execute such other documents as may be reasonably necessary to consummate the sale pursuant to this Agreement.

         (b) (i) At the Closing, Buyer shall deliver the PM Mortgage to Seller, which shall be duly executed and acknowledged. All mortgage recording tax and recording fees shall be paid by Buyer at Closing. Buyer shall also pay for and deliver to Seller a mortgage title policy insuring the PM Mortgage subject only to the Permitted Exceptions and the Superior Mortgage (defined below). Buyer shall deliver evidence reasonably acceptable to Seller for due authorization and execution for the PM Mortgage. The PM Mortgage, and all rights of Seller as mortgagee thereunder, shall be subject and subordinate in all respects to any mortgage loan obtained by Buyer in connection with its purchase of the Property (the "Superior Mortgage"), and to all renewals, modifications, replacements and extensions of the Superior Mortgage. In confirmation of such subordination, Seller shall promptly execute and deliver, at Buyer's expense, any reasonable and customary instrument or inter-creditor agreement, in recordable form if requested, that the holder of the Superior Mortgage may reasonably request to evidence such subordination. Notwithstanding anything to the contrary contained herein, any such subordination shall be expressly conditioned upon (i) the Superior Mortgage shall not be in an amount greater than $19,000,000, or if greater, Seller's subordination of the PM Mortgage shall be limited to the amount of $19,000,000, and (ii) the holder of the Superior Mortgage shall be an Institutional Lender (defined below).

                  (ii) As used herein, "Institutional Lender" shall mean (1) a bank (state, federal or foreign), trust company (in its individual or trust capacity), insurance company, credit union, savings bank (state or federal), pension, welfare or retirement fund or system, real estate investment trust (or an umbrella partnership or other entity of which a real estate investment trust is the majority owner), federal or state agency regularly making or guaranteeing mortgage loans, investment bank, subsidiary of a Fortune 500 company (such as AT&T Capital Corporation or General Electric Capital Corporation), real estate mortgage investment conduit, or securitization trust; (2) any issuer of collateralized mortgage obligations or any similar investment entity (provided that such issuer or other entity is publicly traded or was or is sponsored by an entity that otherwise constitutes an Institutional Lender or has a trustee that is, or is an affiliate of, any entity that otherwise constitutes an Institutional Lender), or any person acting for the benefit of such an issuer; (3) any entity actively engaged in commercial real estate financing and having total assets (on the date when the Superior Mortgage is executed and delivered) of at least $100,000,000; (4) any entity that is a wholly owned subsidiary of or is a combination of any one or more of the foregoing entities; or (5) any of the foregoing when acting as trustee for other lender(s) or investor(s), whether or not such other lender(s) or investor(s) are themselves Institutional Lenders.

         2.5. Survival. Except as otherwise expressly provided herein, the covenants, agreements, warranties, representations, obligations and indemnities of Seller and Buyer set forth in this Agreement shall not survive the delivery of the Deed and shall be deemed only conditions to Buyer's and Seller's respective obligations to close, except that the Seller's representations set forth in Section 2.2(a)(i), (ii), (iii), (iv), (v), (viii), (ix), (x), (xi) and
(xii) shall survive the Closing for a period of one hundred eighty (180) days from the Closing and Seller's obligations pursuant to Article IV shall survive the Closing as set forth in Article IV. Buyer's representations shall survive the Closing for a period of one hundred eighty (180) days from the Closing.

         2.6. Title Exceptions.

         (a) Buyer shall accept title to the Property subject to the Permitted Exceptions. In the event that at or prior to Closing, Buyer determines that there are title defects other than the Permitted Exceptions, Buyer shall so notify Seller within ten (10) days of receiving notice of such title defects. Seller shall have no obligation to cure any title defects to which Buyer has objected, except that Seller shall be obligated to (i) remove by bond or otherwise any monetary liens affecting the Property which were granted by Seller pursuant to an instrument executed by Seller, and (ii) remove by bond or otherwise any other monetary liens (including tax liens) against the Property to the extent the cost of such removal or cure does not exceed One Hundred Thousand and No/100 ($100,000.00) Dollars in the aggregate. If Seller shall desire to remove any title objections raised by Buyer, Seller shall be entitled to reasonable adjournments of the Closing for the purpose of removing any such title objections. If Seller fails to remove or elects not to remove any title defect as provided above, Buyer shall have the right, at Buyer's election in its sole an absolute discretion, to cancel this Agreement and receive a refund of the Deposit together with any accrued interest thereon, or to close title notwithstanding the title defects (x) without any credit against the Purchase Price for such title defect, or (y) a credit or credits for the amount of any monetary lien Seller is obligated but fails to remove pursuant to (i) above, and up to $100,000 for the defects which Seller is obligated to but fails to remove pursuant to (ii) above.

         (b) Seller shall deliver title to the Property in accordance with the terms hereof and as any reputable title company licensed to do business in the State of New York will approve and insure at its standard rates subject only to the Permitted Exceptions. Subsequent to the Closing, Buyer shall look solely to its title insurance company for any claims arising in respect of title matters and Seller shall have no liability to Buyer for title defects which are discovered subsequent to the Closing.

         2.7. Lease and Guarantee. At the Closing, (i) Seller and Buyer, in addition to the other items referred to elsewhere in this Agreement, shall execute the lease (the "Lease") in the form of Exhibit "F" annexed hereto, which Lease is for certain tracts or parcels of land as more fully described therein (the "Leased Premises"), and (ii) Seller, in addition to the other items referred to elsewhere in this Agreement, shall cause EDO Corporation ("EDO"), its parent company, to execute the Agreement and Guarantee ("Guarantee") which guarantees Seller's obligations pursuant to Article IV hereof and Seller's obligations as tenant under the Lease, in the form of Exhibit "G" annexed hereto. Execution of (a) the Lease by Buyer and Seller, and (b) the Guarantee by EDO shall be deemed a material condition to Buyer's and Seller's respective obligations to close. Failure of either party to execute the Lease and of EDO to execute the Guarantee shall be deemed a default hereunder.

         2.8 Industrial Development Agency Condition. This Agreement, and Buyer's obligation to close title hereunder, is subject to the adoption by the Town of Babylon Industrial Development Agency (the "IDA") no later than August 31, 2003 of an Inducement Resolution evidencing the intention of the IDA to provide certain financial assistance with respect to the acquisition of the Property by Buyer pursuant to this Agreement (the "Inducement Resolution"). In the event that Buyer is unable to obtain the Inducement Resolution by August 31, 2003, Buyer may terminate this Agreement by written notice to Escrowee and Seller. In the event Buyer so terminates this Agreement pursuant to this Section 2.8, (i) Buyer shall forfeit the Deposit and any interest accrued thereon, and Seller shall be entitled thereto, and (ii) this Agreement shall be deemed of no further force and effect except for those matters that are expressly stated to survive the termination of this Agreement.

                                   Article III
                                     General

         3.1. Buyer's Remedies.

         (a) Subject to subsection 3.1(b) hereof, if at the Closing, (i) Seller is unable to deliver title to the Property in accordance with all of the terms, provisions and conditions of this Agreement and comply with all the material provisions and conditions of this Agreement, or (ii) Buyer shall have been relieved of its obligation to purchase the Property as provided in this Agreement, then in such event Buyer's sole and exclusive remedy shall be to cancel this Agreement by giving notice to Seller at the Closing and this Agreement shall be deemed terminated as of such delivery, in which event the Deposit, together with interest earned thereon shall be returned to Buyer and Buyer shall be entitled to reimbursement by Seller of Buyer's "cost of title examination", and thereupon all rights and obligations hereunder, by either party against the other, shall cease and terminate and this Agreement shall be null and void and the lien, if any, of Buyer against the Property shall wholly cease. Buyer, without reduction of the Purchase Price or any credit or allowance against the same and without any liability on the part of the Seller, may nevertheless accept such title as Seller may be able to convey for the purposes of this Agreement and Buyer shall have no rights of action against Seller hereunder, at law or in equity or for damages.

         (b) Notwithstanding anything contained herein to the contrary, if this transaction shall not close solely as a result of a default by Seller under this Agreement (a "Seller Default"), Buyer shall have the right (i) to seek specific performance of this Agreement, or (ii) to recover (A) the Deposit (plus all accrued interest), and (B) Buyer's reasonable out-of-pocket expenses for its due diligence, including reasonable legal fees and expenses in connection with this transaction (and specifically excluding any legal fees or expenses incurred in connection with any litigation between Buyer and Seller), engineering services, environmental review, title examination, architectural evaluation and non-refundable mortgage commitment fees not to exceed $772,000.00 in the aggregate ("Buyer's Costs"). Notwithstanding the provisions of the preceding sentence, if this transaction shall not close as a result of Seller's inability to close (e.g., due to title defects which Seller is not obligated to cure), Buyer's Costs shall be limited to $250,000.00. In the event Buyer prevails in such specific performance action, Buyer shall be obligated to pay to Seller the full Purchase Price without any credit for Buyer's Costs. The prevailing party in any such specific performance action shall be entitled to recover reasonable attorneys' fees and court costs. In no event shall Buyer have the right to seek damages from Seller as a result of any default or breach by Seller under this Agreement except for Buyer's Costs. As used in this subparagraph (b), the term "Buyer's Costs" shall not be duplicative of any reimbursement of costs paid to Buyer pursuant to other provisions of this Agreement.

         (c) The term "cost of title examination" whenever it is referred to herein shall be defined as the expenses actually incurred by the Buyer for examination of title, but the cost of title examination shall, in no event, exceed the amount which would be charged by a title company which is a member of the New York Board of Title Underwriters for examination of title to the Property without the issuance of a policy.

         3.2. Unpaid Taxes. Unpaid franchise taxes of Seller or any other corporation in the chain of title to the Property or transfer, inheritance, estate, dissolution, license or other or similar taxes levied or imposed against former owners of the Property shall not be objections to title provided that the title company agrees to insure against collection of such taxes out of the Property or omits any exception in connection therewith from Buyer's title policy issued at

Closing and omits any such exception from Buyer's lender's title policy, if any in each case, without special premium to Buyer.

         3.3. Judgments or Bankruptcies Against Third Parties and Title Affidavit. If a search of title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller will on request deliver to Buyer an affidavit in form sufficient to eliminate any exception of same from Buyer's title policy showing that such judgments, bankruptcies or other returns are not against Seller.

         3.4. Assignment.

         (a) Subject to the provisions of Subparagraph 4.1(g), Buyer shall not assign this Agreement or transfer any interest herein without obtaining Seller's prior written consent, which may be withheld in Seller's sole and absolute discretion. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement to an entity which is owned or controlled by, or under common control, with Buyer. For purposes hereof, an entity shall be deemed to "control" another entity if David Schore and/or members of Apollo Real Estate Advisors, L.P. or Blumenfeld Development Group, Ltd. own at least twenty-five (25%) percent of all of the (i) partnership interests, if it is a partnership, (ii) issued and outstanding shares of stock, if it is a corporation and (iii) membership interests, if it is a limited liability company.

         (b) In the event Seller consents to an assignment of this Agreement, the assignment shall not be effective until Seller has been given a fully executed copy of the assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller, pursuant to which the assignee or transferee shall assume and take all the rights, privileges, obligations, liabilities and responsibilities of Buyer under this Agreement. No assignment or transfer of any interest of Buyer in this Agreement shall release Buyer from any liability hereunder.

         3.5. Condemnation. If, prior to the Closing Date, all or any portion of the Property is taken by eminent domain or a notice of any eminent domain proceeding with respect to the Property or any part thereof is received by Seller, Seller shall give notice thereof to Buyer. In such event, Buyer shall have the option to (a) complete the purchase hereunder, or (b) terminate this Agreement, in which event this Agreement shall be null, void and of no further force and effect and the Deposit with any interest accrued thereon shall be paid to Buyer. Buyer shall deliver written notice of its election to Seller on or before the earlier of (x) twenty (20) days after the date upon which Buyer receives written notice of eminent domain proceedings, or (y) the Closing Date. If notice of condemnation is received by Buyer and Buyer fails to deliver written notice of its election within the required time period, such failure shall be deemed an election by Buyer to complete the purchase of the Property under this Agreement. If Buyer elects (or is deemed to have elected) to complete the purchase of the Property hereunder, the purchase shall be completed in accordance with this Agreement, except that at the Closing, Seller shall pay, assign and transfer to Buyer all proceeds from such proceedings theretofore received by Seller with regard to the Property and all rights Seller has to any future proceeds of such eminent domain proceedings with regard to the Property; provided, however, that Buyer shall make the proceeds of any eminent domain proceeding available to Seller for restoration of the Property to the extent Seller elects to restore. Adjustment of any condemnation claims shall be conducted by the party entitled to receive the condemnation proceeds.

         3.6. Risk of Loss.

         (a) If prior to the Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Buyer written notice of Seller's estimation (the "Casualty Notice") as soon as reasonably possible after the occurrence of the casualty.

         (b) (i) In the event of any Material Damage (defined below) to or destruction of the Property or any portion thereof prior to the Closing, Buyer may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Buyer (and if necessary, the Closing Date shall be extended to give Buyer the full thirty (30) day period to make such election). Upon any such termination, the Deposit with any accrued interest shall be returned to Buyer and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Buyer does not terminate this Agreement within such thirty (30) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of the Closing as provided above), and as of the Closing, Seller shall assign to Buyer, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds due Seller as a result of such damage or destruction, and Buyer shall receive a credit at Closing for any deductible amount under such insurance policies; provided, however, that such insurance proceeds shall be made available to Seller to make or perform such restoration or repairs as Seller deems necessary.

                  (ii) In the event that the Property is Materially Damaged prior to Closing and Seller has decided not to restore or repair the Property, Seller may elect to terminate its obligation to enter into the Lease by notice to Buyer (the "Material Damage Termination Notice") given on or before the expiration of thirty (30) days after the date of the casualty (and if necessary, the Closing Date shall be extended to give Seller the full thirty (30) day period to make such election). In the event that Seller sends a Material Damage Termination Notice, Buyer shall have a period of ten (10) days after Seller's Material Damage Termination Notice to elect to terminate this Agreement. If Seller has given a Material Damage Termination Notice and Buyer does not terminate this Agreement pursuant to the provisions of the immediately preceding sentence, then (1) the parties shall proceed under this Agreement and close on schedule (subject to extension of the Closing as provided above), and at the Closing, Seller shall assign to Buyer, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting proceeds of the Casualty Insurance Policy, (2) Buyer shall receive a credit at Closing of the amount of the deductible under the Casualty Insurance Policy, (3) Seller shall nonetheless be obligated to pay twelve (12) months' Fixed Rent and Additional Rent (as defined in the Lease) on the dates that the installments thereof would have come due under the Lease, and (4) the maturity date of the PM Mortgage shall be the day immediately preceding the second (2nd) anniversary of the Closing.

                  (iii) For the purposes of this Agreement, "Material Damage" and "Materially Damaged" means damage which, in Seller's reasonable estimation,
(i) exceeds $500,000.00 to repair, or (ii) will take longer than one hundred twenty (120) days to repair.

         (c) If the Property is not Materially Damaged, then neither Buyer nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (i) repair the damage (either in whole or in part), or (ii) if Seller elects not to repair the damage (either in whole or in part), then (1) if the cost to repair is less than the deductible on Seller's casualty insurance policy, credit Buyer at the Closing for the reasonable cost to complete the repair, or (2) if the reasonable cost to complete the repair is greater than the deductible on Seller's casualty insurance policy, then credit Buyer at the Closing the amount of the deductible and assign to Buyer, without representation or warranty by, or recourse against, Seller, all of Seller's right in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on or after the Closing Date) due Seller, and Seller shall have no responsibility with respect to any such repairs. In the event that Seller elects to partially repair the damage, then with respect to that portion of the damage which is not repaired, the provisions of clause (ii) of the immediately preceding sentence shall apply with respect to such portion of the damage which is not repaired.

         3.7. Notices. All notices required or permitted to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given or delivered, as the case may be:

         (a) if to Seller, on the business day received if transmitted by telecopy to the number set forth for Seller below prior to 5:00 p.m. or otherwise on the next business day; on the first business day following the day when sent by overnight courier or messenger delivery service, or four (4) days following the day when sent by the United States Postal Service by registered or certified mail, postage prepaid, return receipt requested, or upon receipt when personally delivered, and addressed to:

                          AIL Systems, Inc.
                          c/o EDO Corporation
                          60 East 42nd Street - Suite 5010
                          New York,  New York 10165
                          Attention:    Mr. William J. Frost
                          Facsimile:    (212) 716-2050
With a copy to:

                          Esanu Katsky Korins & Siger, LLP
                          605 Third Avenue
                          New York, New York 10158
                          Attention:    Randolph Amengual, Esq.
                          Facsimile:    (212) 953-6899

         (b) if to Buyer, on the business day received if transmitted by telecopy to the number set forth for Buyer below prior to 5:00 p.m., or otherwise on the next business day; on the first business day following the day when sent by overnight courier or messenger delivery service, or four (4) days following the day when sent by the United States Postal Service by registered or certified mail, postage prepaid, return receipt requested, or upon receipt when personally delivered, and addressed to:

                          Deer Park Enterprise, LLC
                          c/o Blumenfeld Development Group, Ltd.
                          6800 Jericho Turnpike
                          Syosset, NY 11791
                          Attention:    David Blumenfeld
                          Facsimile:    516-921-4271

                          With a copy to:

                          c/o Mark Holdings LLC
                          111 East 61st Street
                          New York, NY 10021
                          Attention:    David Schore
                          Facsimile:    (212) 750-9421

                          and

                          c/o Apollo Real Estate Advisors, L.P.
                          1301 Avenue of the Americas
                          38th Floor
                          New York, NY 10019
                          Attention:    Richard Mack
                          Facsimile:    (212) 515-3284

                          With a copy to:

                          Farrell Fritz
                          290 Broad Hollow Road
                          Melville, New York 11747-4805
                          Attention:    John Racanelli, Esq.
                          Facsimile:    (631) 547-0501

or to such other address and telecopier as a party may from time to time specify by a written notice to the other party. If such notice is given by personal delivery as aforesaid, the person to whom such notice is given shall, if requested, acknowledge receipt of such notice and the date of such receipt on a copy thereof. Notices may be given by a party or such party's attorneys.

                                   Article IV
                              Environmental Matters

         4.1. Seller's Environmental Liability.

         (a) (i) In the event that (1) the Report indicates any Environmental Condition exclusive of asbestos containing materials (a "Due Diligence Environmental Condition") or (2) any Environmental Condition is discovered at the Property which is not a Due Diligence Environmental Condition and which Environmental Condition is required to be remediated pursuant to Environmental Laws (hereinafter defined) in existence as of the Effective Date (a "Post Closing Environmental Condition"), Seller shall be obligated to obtain Closure for any Due Diligence Environmental Condition and for any Post Closing Environmental Condition ("Seller's Remediation Obligation"). Notwithstanding the foregoing, Seller's Remediation Obligation with respect to any Post Closing Environmental Conditions shall be limited to those Environmental Conditions which resulted from a Release at the Property during the Ownership Period.

                  (ii) Seller shall diligently and continuously proceed to complete Seller's Remediation Obligation in accordance with all applicable Environmental Laws and as required by the appropriate Governmental Authority (hereinafter defined) so as to obtain Closure. Buyer shall cooperate with Seller for the purpose of completing Seller's Remediation Obligation.

Seller shall perform and complete Seller's Remediation Obligation in an expeditious manner. In the event that any part of Seller's Remediation Obligation is performed after the expiration date of the Lease, Buyer shall provide Seller with access to the Property to complete Seller's Remediation Obligation pursuant to the terms of the Lease, and if requested, Buyer shall provide Seller with access to utilities for the purpose of performing Seller's Remediation Obligation and Seller shall reimburse Buyer for the reasonable cost of such utilities.

                  (iii) In the event of any Seller's Remediation Obligation with respect to Post Closing Environmental Conditions which are discovered after the expiration of the term of the Lease, Buyer shall give Seller prompt written notice of such Post Closing Environmental Condition (the "Buyer's Post Closing Notice"). Seller shall, within forty five (45) days of Buyer's Post Closing Notice, obtain and deliver to Buyer bids from one or more reputable environmental firms for the remediation of such Post Closing Environmental Condition (the "Post Lease Work"). Buyer shall, within fifteen (15) days of the receipt of such bids give Seller written notice of Buyer's election to perform the Post Lease Work. If Buyer does not give Seller written notice of its election to perform the Post Lease Work, Buyer shall be deemed to have waived its rights to perform the Post Lease Work and Seller shall be obligated to perform the same in accordance with the provisions of this Agreement. If Buyer elects to perform the Post Lease Work, Seller shall, within ten (10) business days of Buyer's election, pay to Buyer an amount equal to one hundred ten (110%) percent of the lowest bid received by Seller for the Post Lease Work, and upon such payment, (a) Seller shall have no further liability with respect to such Post Lease Work, (b) Buyer shall be solely responsible for the performance of such Post Lease Work (including, without limitation, the obtaining of any permits and authorizations from any Governmental Authorities with respect thereto), and (c) Buyer shall indemnify, defend and hold Seller harmless from and against any obligation arising out of such Post Lease Work and the Performance of the Post Lease Work, including, without limitation, reasonable attorney's fees and costs.

                  (iv) In connection with any Seller's Remediation Obligation, Seller shall control all communications and agreements with any Governmental Authority having jurisdiction over Seller's Remediation Obligation, provided that (a) Seller shall provide Buyer with drafts of all documents to be submitted to any Governmental Authority, not less than two (2) business days prior to submission thereof (or such lesser time as may be reasonable, if a shorter period is mandated by the Governmental Authority), it being understood that Buyer shall have the right to submit comments to such submittals to Seller, but Seller shall be under no obligation to incorporate any such comments into the submittals, (b) Seller shall provide Buyer, promptly upon receipt thereof, with copies of all documentation received from Governmental Authorities pertaining to Seller's Remediation Obligation, and (c) reasonable prior notice (which notice may be oral) of any meetings or substantive telephone calls with any Governmental Authorities, and Buyer shall be permitted to attend such meetings or be present for such telephone calls, but Buyer shall have no rights to participate therein other than to observe such communication. Buyer shall cooperate with Seller, to the extent required, in connection with Seller's Remediation Obligation, including the entering into of any use or development restriction which may be required by a Governmental Authority which would limit the use of the Property to office, industrial and retail use (the "Use Restriction"). Seller shall use its reasonable efforts to have any Use Restriction limited to the area of the Property which contains the Environmental Condition at issue, but shall not be obligated to incur any material costs or liability to do so. The form of the Use Restriction, but not the scope thereof, shall be subject to Buyer's reasonable approval, which approval shall be deemed given if Buyer does not submit any comments to Seller within five (5) business days of submission thereof by Seller.

         (b) It is expressly understood and agreed that except as provided in the Lease, Seller's Remediation Obligation with respect to any Post Closing Environmental Condition shall be limited to the remediation of Environmental Conditions (hereinafter defined) which are required to be remediated pursuant to Environmental Laws in existence as of the Effective Date, and which Environmental Conditions resulted from a Release (hereinafter defined) at the Property during the period from the date Cutler-Hammer acquired the Property through the date of the Closing (the "Ownership Period").

         (c) (i) Seller agrees to indemnify, defend and hold harmless Buyer and its employees, officers, shareholders, partners, members, general managers and directors (collectively, the "Indemnitees") from and against any and all liabilities, claims, actions, suits, demand, judgments, damages, expenses, penalties and costs (including reasonable attorneys' fees) arising from (1) Seller's failure to comply with any Seller's Remediation Obligation, and (2) claims by third parties for damages and other relief sought by such third parties as a result of any Release at or from the Property during the Ownership Period.

                  (ii) Buyer agrees that upon receipt of any notice of the assertion by a third party of an Environmental Claim (hereinafter defined), or upon Buyer's reasonable determination that an Environmental Claim would be covered by Seller's indemnification as set forth in subparagraph (i) above, Buyer shall promptly give Seller written notice of such Environmental Claim (a "Claim Notice"). Seller agrees that within the Response Period (defined below), Seller shall notify Buyer in writing that Seller shall defend such Environmental Claim in accordance with the provisions hereof, including (without limitation) the provisions of subparagraph (i) of this subparagraph (c). Buyer agrees not to expend any sum for which it shall or may claim reimbursement or indemnification from Seller with regard to such Environmental Claim unless (1) Seller fails to notify Buyer that it shall undertake defense of such Environmental Claim within the Response Period, or (2) Buyer must, in Buyer's reasonable discretion, take action within the Response Period in order to protect Buyer's or Seller's interests. Buyer agrees to cooperate in the defense of any such Environmental Claims with Seller, attorneys designated by Seller and/or any insurance company. As used herein, the term "Response Period" shall mean a period of thirty (30) days from the date of the Claim Notice, or any shorter period within which Buyer is obligated to respond to such Environmental Claim, provided, however, that Buyer shall be obligated to use its good faith efforts to obtain an extension of the period in which to respond to any Environmental Claim so that Seller shall be afforded the full thirty (30) day Response Period. Notwithstanding anything to the contrary contained herein, Buyer shall not be entitled to reimbursement of any amounts expended pursuant to the terms hereof unless the Claim Notice contains a legend in capital letters and bold type on the first page thereof which states "PURSUANT TO THE PROVISIONS OF
ARTICLE IV OF THE PURCHASE AGREEMENT, IN THE EVENT THAT YOU DO NOT RESPOND TO THIS NOTICE WITHIN THIRTY (30) DAYS, YOU MAY BE LIABLE FOR ANY AMOUNTS EXPENDED BY THE UNDERSIGNED IN CONNECTION WITH THE ENVIRONMENTAL CLAIM DESCRIBED HEREIN." The thirty (30) day period referenced in such legend shall be adjusted to reflect the actual number of days within which Seller must respond, which number of days shall be determined in accordance with this subparagraph (c)(ii).

                  (iii) Buyer agrees to indemnify, defend and hold harmless Seller and its employees, officers, shareholders, partners, members, general managers and directors from and against any and all liabilities, claims, actions, suits, demand, judgments, damages, expenses, penalties and costs (including reasonable attorneys' fees) arising from asbestos related claims by third parties for damages and other relief sought by such third parties which claims arose from exposure to asbestos (1) after the expiration of the term of the Lease, and (2) during the term of the Lease if such exposure arose out of actions taken by Buyer or its agents during the term of the Lease.

         (d) As used in this Agreement, the following terms shall have the following meanings:

                  (i) "Environmental Claim" shall mean any summons, complaint, demand, order, appearance ticket, indictment, search warrant, accusatory instrument, judicial decree, consent decree, consent order, hearing notice, administrative order, notice of violation, subpoena, discovery request, action, proceeding or investigation, whether administrative, civil or criminal, including any claims alleging negligence, nuisance, trespass, strict liability, toxic tort or any other claim brought or initialed by or on behalf of any federal, state or local authority or any individual, group of individuals or private organization in connection with an Environmental Condition.

                  (ii) "Environmental Condition" shall mean any (1) Release (defined below) at, in, under or otherwise affecting the Property, (2) actual or alleged violation of any

Environmental Law, including (but not limited to) penalties, judgments and costs, (3) the commencement of a Third Party Action (defined below) or any action by any Governmental Authority, or (4) the presence of any other condition or event which gives rise to or serves as the basis for an Environmental Claim.

                  (iii) "Environmental Laws" shall mean any and all federal, state or local laws, statues, ordinances, rules or regulations relating to the generation, storage, possession, use, handling, transportation, treatment, disposal or Release of Hazardous Substances (defined below). The term "Environmental Laws" shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Oil Pollution Act of 1990 (P.L. 101-380), the Safe Drinking Water Act (42 U.S.C. Section 300 (f) et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), as such laws have been amended or supplemented, and any related or analogous federal, state or local statutes, rules, regulations, ordinances, licenses, permits and interpretations or orders of regulatory or administrative bodies that govern or apply to environmental matters.

                  (iv) "Hazardous Substance" shall mean any pollutant, contaminant, chemical waste, substance or material, whether or not defined or regulated as such in any Environmental Law, including (without limitation) asbestos, petroleum (including any crude oil or any fraction), petroleum constituents including chemicals associated with petroleum, radioactive substances, polychlorinated biphenyls or any other material which has the potential to become a Hazardous Substance; provide, to the extent that the applicable laws of the State of New York establish a meaning for "hazardous material", "hazardous substance", "hazardous waste", "solid waste" or "toxic substance" which is broader than that specified here or in any Environmental Law, such broader meaning shall apply.

                  (v) "Release" shall mean any act, omission or event occurring during the Ownership Period that resulted in the accidental or intentional spilling, leaking, pumping, pouring, emitting, emptying, discarding, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance on, at, in or migrating from the Property or the soil and groundwater underlying the Property. The term "Release" shall include the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Substances.

                  (vi) "Third Party Action" shall mean any claim, notice of claim, action, proceeding or demand brought by any third party (including a Governmental Authority) other than Buyer, any Indemnitee or any affiliate of or any party related to Buyer or any Indemnitee, alleging negligence, nuisance, trespass, strict liability, toxic tort or any other claim alleging damage or injury arising out of any Environmental Condition at the Property during the Ownership Period.

                  (vii) "Governmental Authority" shall mean the federal government and of any state, county, city, borough and municipality, and of any division, agency, subdivision, bureau, office, commission, board, authority and department thereof, and of any public officer or official and of any quasi-governmental officials and authorities, and of any insurance boards, having jurisdiction over the Property.

                  (viii) "Final Closure" shall mean the investigation, assessment and remediation of an Environmental Condition, together with the monitoring required by and the actual receipt of a final, unconditional "no further action" letter, certificate of completion, or equivalent document evidencing regulatory closure from the Governmental Authority having jurisdiction of such Environmental Condition. It is specifically agreed and understood that the remediation of the Property which is required of Seller in order to achieve Closure shall be to put the Property to a condition which would permit the development thereof for office, industrial and retail use only, and taking into account any Use Restriction.

                  (ix) "Material Closure" shall mean the investigation, assessment and remediation of an Environmental Condition sufficient to not cause any material interference with Buyer's ability to develop, construct, finance or lease the Property.

                  (x) "Closure" shall mean collectively Material Closure and Final Closure.

         (e) Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed that (i) Seller shall not be liable to Buyer for any consequential damages, business losses or damages due to the diminution in the value of the Property arising in respect of any Environmental Condition, (ii) Seller shall have no liability with respect to the removal, encapsulation or other remediation of any asbestos containing materials at the Property, and (iii) Seller shall have no liability for groundwater contamination which the Governmental Authority having jurisdiction over such contamination confirms is attributable to off-site sources.

         (f) The provisions of this Article IV shall survive the Closing.

         (g) Notwithstanding the provisions of Section 3.4 or any other provisions of this Agreement to the contrary, the provisions of this Article IV may be assigned by Buyer without Seller's consent after Closing in connection with the financing of, or sale of all or parts of, the Property.

         (h) Seller shall absolutely and unconditionally, without representation, warranty or recourse, assign, convey and transfer to Buyer all of Seller's right, title and interest in and to any and all claims, demands, actions and causes of action which Seller has or may in the future have against another party respecting any Environmental Condition which is not part of Seller's Remediation Obligation or with respect to which Seller has been released from liability pursuant to the provisions of Subsection 4.1(a)(iii), but specifically excluding any indemnification claims or contribution rights of Seller with respect to third party, which claims and rights Seller retains.

         (i) Notwithstanding anything to the contrary contained in this Agreement, those items identified as "Tenant's Closing Obligations" in Exhibit D of the Lease are not Environmental Conditions as defined herein, and Seller's obligations with respect thereto are covered exclusively under the Lease.

         (j) Notwithstanding anything to the contrary contained in this Agreement, Seller's obligations with respect to Due Diligence Environmental Conditions shall not be limited to the Ownership Period.

                                    Article V

                                  Miscellaneous

         5.1. Expenses. Unless otherwise provided for herein, each of Buyer and Seller shall pay its own costs and expenses (including, without limitation, attorneys' fees and other professional fees and expenses) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and all related documents and the consummation of the transactions contemplated hereby. The provisions of this Section 5.1 shall survive the Closing or termination of this Agreement.

         5.2. Recordation. Buyer agrees not to record a memorandum hereof, except in the event of Seller's default hereunder, which default continues after written notice and a reasonable opportunity to cure.

         5.3. Tax Certiorari Proceedings. Seller shall have the right to commence and maintain tax certiorari proceedings in respect of the Property. In the event that as a result of any such proceeding there is a real estate tax reduction which covers a fiscal tax year a portion of which occurs from or after the Delivery Date, appropriate adjustments shall be made as of the Delivery Date in accordance with the provisions of Section 1.6 of this Agreement and the Lease. Notwithstanding anything to the contrary contained herein, Seller shall not settle any such tax certiorari proceeding without the prior approval of Buyer (which approval shall not be unreasonably withheld or delayed) where such settlement would affect any post-Delivery Date tax periods. The provisions of this Section 5.3 shall survive the Closing and the Delivery Date.

         5.4. Violations. Buyer shall be obligated to accept the Property at Closing and on the Delivery Date subject to any violations affecting the Property as of the date hereof or which would be cured or rendered moot as a result of the demolition of that portion of the Property subject to such violations. Seller shall be obligated to cure and remove of record any violations which would not be so cured or rendered moot and which are issued after the date hereof. In any event, Seller shall remain liable for any fines or penalties associated with any violations against the Property, whenever recorded, and at Closing Seller shall pay any fines or penalties then outstanding. In lieu of paying the fines on the Delivery Date or the Closing, Seller may pay or credit Buyer the amount of the fines, with interest and penalties if any.

         5.5. Assignment. This Agreement cannot be assigned by either party except as provided for in Section 3.4 hereof.

         5.6. Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

         5.7. Governing Law and Construction. This Agreement shall be governed by and construed in accordance with the local laws of the State of New York. This Agreement shall be given a fair and reasonable construction in accordance with the intention of the parties, without regard to canons or aids or interpretation, if any, requiring construction against either party.

         5.8. Enforceability. If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The parties intend this Agreement to be enforced as written. If any provision of this Agreement shall otherwise finally be determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

         5.9. No Third-Party Beneficiaries or Right to Rely. Notwithstanding anything to the contrary in this Agreement, (a) nothing in this Agreement is intended to or shall create for or grant to any third person any rights whatsoever, as a third party beneficiary or otherwise, (b) no third person is entitled to rely on any of the representations, warranties, covenants or agreements contained herein; and (c) no party hereto shall incur any liability or obligation to any third person because of any reliance by such third person on any representation, warranty, covenant or agreement herein.

         5.10. Other. As used in this Agreement and the Exhibits and as required by the context: the singular and plural shall be deemed to include each other; each gender to include all genders;

words importing persons shall include partnerships, associations, corporations, trusts and other entities, the terms "herein", "hereof", and "hereunder" or other similar terms refer to this Agreement as a whole and not only to the particular sentence, paragraph, subsection or section in which any term is used except as expressly more specifically limited; and words and phrases defined in this Agreement have the same meaning in the Exhibits unless specifically provided to the contrary in any Exhibits. As used herein the term "party" refers, as appropriate, to Seller or Buyer.

         5.11 Maintenance of Property. Between the date hereof and the Closing, Seller shall maintain the Property in its current condition, reasonable wear and tear, condemnation and casualty excepted.

         5.12. Table of Contents; Captions. The captions and table of contents in this Agreement are solely for convenience of reference and shall not in any manner alter or vary the interpretation or construction of this Agreement.

         5.13. Full Execution. This Agreement shall not be deemed binding upon either Seller or Buyer unless and until (i) the same has been fully executed by Seller and Buyer, and (ii) fully executed original copies of this Agreement have been delivered to each of the parties. The date upon which both of the aforesaid conditions shall have been satisfied shall for purposes of this Agreement be referred to as the "Effective Date".

         5.14. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same agreement.

         5.15. Facsimile Signatures. This Agreement may be executed by facsimile signatures of the parties and in such event, shall be fully binding upon the parties hereto.

         5.16. Entire Agreement; Merger; Assigns and Amendment. This Agreement, including all Exhibits hereto, constitutes the sole understanding of the parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all prior agreements and understandings between the parties with respect to such matters. It is understood and agreed that all understandings, representations and agreements heretofore had between the parties

(including their brokers and agents) hereto are merged in this Agreement, which alone fully and completely expresses their agreement, and that the same is entered into after full investigation, neither party relying upon any statement or representation not embodied in this Agreement, made by the other. All of the terms, conditions and undertakings contained herein are to apply to, bind and inure to the benefit of the permitted successors and assigns of the respective parties. This Agreement may not be changed or terminated orally. No amendment, modification or alteration of the terms or provisions of this Agreement, including all Exhibits hereto, shall be binding unless the same shall be in writing and duly executed by Buyer and Seller.

         5.17. Brokers.

         (a) Buyer and Seller warrant and represent to each other that Insignia/ESG, Inc. (the "Broker") is the sole broker with whom Buyer or Seller have dealt in this transaction. Seller shall be responsible to pay any commission or other amounts due Broker pursuant to a separate agreement with Broker. Buyer and Seller agree to indemnify and hold the other harmless, and defend the other from and against any claim, loss, damage, liability, cost and expense (including, without limitation, reasonable attorneys' fees) resulting from any broker other than Broker that shall involve a breach or an alleged breach of the warranty and representation by Buyer and Seller in this Section 5.17

         (b) The provisions of this Section 5.17 shall survive the Closing or early termination of this Agreement.

         5.18. Waiver of Provisions.

                  Either Buyer or Seller, in their sole discretion, shall have the right to waive any condition contained in this Agreement which is for the benefit of either Buyer or Seller, respectively.

                    BALANCE OF PAGE LEFT INTENTIONALLY BLANK

         IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first above written.

                                           SELLER:

                                           AIL SYSTEMS, INC.
Federal Taxpayer I.D. No.                  a Delaware corporation

31-1255270

                                           By:   /s/ William J. Frost
                                                 ------------------------------
                                                 Name: William J. Frost
                                                 Title: Vice President

                                           BUYER:

                                           DEER PARK ENTERPRISE, LLC
Federal Taxpayer I.D. No.                  a New York limited liability company

04-3713939

                                           By:   /s/ David Blumenfeld
                                                 ------------------------------
                                                 Name: David Blumenfeld
                                                 Title:   Vice President

EDO CORPORATION AS TO
SECTION 2.7 ONLY:


By:   /s/  William J.  Frost
      ----------------------------
      Name: William J. Frost
      Title: Vice President-Admin

ESCROWEE:

ESANU KATSKY KORINS & SIGER, LLP

By:   /s/ Randolph Amengual
      ----------------------------
      Name: Randolph Amengual
      Title:Partner

                                    EXHIBIT A

                           Description of the Property

                               Follows this page.

                                    EXHIBIT B

                             PM Note and PM Mortgage

                               Follows this page.

                                    EXHIBIT C

                              Permitted Exceptions

1. Rights of the public and private parties in and to the public roads and streets abutting the Property.

2.       Sewer rights, if any.

3. Real estate taxes, water rates and sewer rents, if any, subject to adjustment as herein provided.

4. Building restrictions and zoning regulations heretofore or hereafter adopted by any public authority.

5. Minor Variations between the record lot lines of the Property and those shown on the tax map.

6. Standard printed exceptions contained in the form of title insurance policy then issued (except those to be omitted pursuant to specific sections of this Agreement, if any).

7. The state of facts shown on the survey made by Stephen E. Ravin, dated August 5, 2002, and updated on June 24, 2003 by Stephen E. Ravin.

8. Ten (10) foot wide strip reserved for widening of Grand Boulevard, as shown on filed Final Map, Minor Subdivision of AIL Systems Property, filed on March 2, 1994 as Map #9474 ("Filed Map #9474") and shown on Subdivision Map of Lot 2, AIL Systems Property, filed June 8, 2000, as Map #10457 ("Filed Map #10457") and ten (10) foot wide additional strip reserved for widening of Grand Boulevard as shown on Filed Map #10457. Approximately 10 foot wide strip was conveyed to the Town of Babylon, pursuant to Quitclaim Deed, dated June 29, 2000, executed and delivered by A.I.L. Systems, Inc.

The following exceptions 9-17 apply to the extent applicable to the Property

9. Reciprocal Easement Agreement dated as of June 29, 2000 by and among AIL Systems Inc., Home Depot U.S.A., Inc. and RG Partners, and recorded on July 21, 2000 in the Office of the Suffolk County Clerk's Office in Liber 12057, Page 595.

10. Declaration of Covenants and Restrictions made by AIL Systems, Inc. dated June 15, 2000 and recorded June 19, 2000 in Liber 12049, page
         784. Said Declaration by its terms: (i) supercedes Declaration of Covenants and Restrictions made by AIL Systems, Inc., dated January 17, 1994 and recorded January 27, 1994 in Liber 11662, page 204;

         and (ii) modifies in part and supercedes in part the Declaration of Covenants and Restrictions made by AIL Systems, Inc., dated June 1, 1990 and recorded June 28, 1990 in Liber 11093, page 531. Said Declaration of June 1, 1990 superceded by its terms (x) Declaration of Covenants and Restrictions made by Eaton Corporation, dated September 14, 1987 and recorded September 14, 1987 in Liber 10418, page 363 and
         (y) Declaration of Covenants and Restrictions made by Eaton Corporation, dated September 7, 1983, recorded October 11, 1983 in Liber 9439, page 399.

11. Entrance Easement, Temporary Construction Easement, Fill Easement and other easements and matters, including existing water and sewer lines, all as shown on Filed Map #9474 and Filed Map # 10457.

12. Temporary Construction Easement acquired by the County of Suffolk pursuant to Vesting Order, dated June 13, 1991, entered on June 21, 1991 in Condominium Proceeding in the Supreme Court, County of Suffolk, Index No. 91-5197, which easement is shown as Parcel "H" on Map. No. 10, and also shown on Filed Map #9474 and Filed Map #10457.

13. Thirty (30) foot set back line along the Northerly and Easterly record lines as shown on Filed Map # 9474.

14. Terms, covenants, conditions and provisions of that certain Easement Agreement made between Suffolk County Industrial Development Agency, AIL System, Inc. and RG Partners, dated as of January 12, 1994 and recorded in Liber 11662, Page 202.

15. Covenants and/or restrictions set forth in that certain Declaration of Covenants and Restrictions - Groundwater Management made by Suffolk County Development Agency, dated January 14, 1994 and recorded on January 27, 1994 in Liber 11662 page 276.

16. Covenants and/or restrictions set forth in that certain Grant of Easement made by Eaton Corporation to New York Telephone Company, dated October 14, 1986 and recorded on December 17, 1986 in Liber 10195, page 244.

17. Covenants and/or restrictions set forth in that certain Easement Agreement, made by AIL Systems, Inc. to United Way of Long Island, Inc., dated as of June 29, 2000 and recorded on July 28, 2000 in Liber 12059, page 19.

                                    EXHIBIT D

                         Rights of Occupancy and Leases

                               Follows this page.

                                    EXHIBIT E

                                  Form of Deed

                               Follows this page.

                                    EXHIBIT F

                                      Lease

                               Follows this page.

                                    EXHIBIT G

                                   Guarantee

                               Follows this page.

--------------------------------------------------------------------------------

                                AIL SYSTEMS, INC.

                                     SELLER

                                       AND

                            DEER PARK ENTERPRISE, LLC

                                      BUYER

                               PURCHASE AGREEMENT


                              Dated: July 31, 2003



                 Property:     Approximately 80.789 acres located in
                               Deer Park, New York

--------------------------------------------------------------------------------

                              TABLE OF CONTENTS TO
                               PURCHASE AGREEMENT


Introductory Recitals                                                         1

Article I - Purchase and Sale:

Section    1.1. - Real Property                                               1
           1.2. - Purchase Price                                              1
           1.3. - Payment                                                     1
           1.4. - Escrow                                                      2
           1.5. - Closing                                                     4
           1.6. - Adjustments                                                 4
           1.7. - Assessments                                                 5
           1.8. - Due Diligence                                               5

Article II - Permitted Exceptions, Representations,
Warranties, Covenants and Conditions:

Section    2.1. - Permitted Exceptions                                        11
           2.2. - Seller's Representations                                    11
           2.3. - Buyer's Representations                                     13
           2.4. - Delivery of Deed and PM Mortgage                            14
           2.5. - Survival                                                    16
           2.6. - Title Exceptions                                            16
           2.7. - Lease and Guarantee                                         17
           2.8. - Industrial Development Agency Condition                     17

Article III - General:

Section    3.1. - Buyer's Remedies                                            18
           3.2. - Unpaid Taxes                                                19
           3.3. - Judgments or Bankruptcies
                  Against Third Parties and Title Affidavit                   20
           3.4. - Assignment                                                  20
           3.5. - Condemnation                                                20
           3.6. - Risk of Loss                                                21
           3.7. - Notices                                                     23

Article IV - Environmental Matters:

Section    4.1 - Seller's Environmental Liability                             25

Article V - Miscellaneous:

Section  5.1 - Expenses                                                       33
         5.2 - Recordation                                                    33
         5.3 - Tax Certiorari Proceedings                                     33
         5.4 - Violations                                                     33
         5.5 - Assignment                                                     34
         5.6 - Waiver                                                         34
         5.7 - Governing Law and Construction                                 34
         5.8 - Enforceability                                                 34
         5.9 - No Third-Party Beneficiaries or Right to Rely                  34
         5.10 - Other                                                         34
         5.11 - Maintenance of Property                                       35
         5.12 - Table of Contents; Captions                                   35
         5.13 - Full Execution                                                35
         5.14 - Counterparts                                                  35
         5.15 - Facsimile Signatures                                          35
         5.16 - Entire Agreement; Merger, Assigns and Amendment               35
         5.17 - Brokers                                                       36
         5.18 - Waiver of Provisions                                          36

                                                  Page
                                                  Initially
                                                  Referred To:
                                                  ------------
Schedule of Exhibits and Schedules:

Exhibit A - Description of the Property                  1

Exhibit B- PM Mortgage                                   2

Exhibit C - Permitted Exceptions                         11

Exhibit D - Rights of Occupancy and Leases               12

Exhibit E -  Form of Deed                                14

Exhibit F - Lease                                        17

Exhibit G - Guarantee                                    17